EXHIBIT 5.1
February 25, 2011
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716

Re:	Jabil Circuit, Inc. Executive Deferred Compensation Plan Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Jabil Circuit, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of the offer and sale of up to $5,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) under The Jabil Circuit, Inc. Executive Deferred Compensation Plan (the “Plan”).
     In reaching the opinion set forth herein, we have reviewed copies of the Plan and such other agreements, instruments, documents, certificates of officers of the Company and public officials and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on such examination and subject to the foregoing, we are of the opinion that the issuance of the Deferred Compensation Obligations has been duly authorized by the Company and, when created and issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware or the Delaware constitution). This opinion is limited to the laws referred to above as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ BAKER & MCKENZIE LLP